CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated March 23, 1998 covering the financial statements of MIM Corporation as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 and to all references to our Firm included in this Joint Proxy Statement/Prospectus.


ARTHUR ANDERSEN LLP

Roseland, New Jersey
August 4, 1998